FIDELITY CALIFORNIA MUNICIPAL MONEY MARKET FUND
SPARTAN(registered trademark) CALIFORNIA MUNICIPAL MONEY MARKET FUND
Dear Fellow Shareholder:
Several weeks ago, we mailed you proxy information so that you could vote on some important proposals that affect your fund. The information included a proxy statement with complete descriptions of each proposal.
I am reminding you to vote, if you haven't done so already. I've enclosed another proxy card that lists the proposals to use to cast your vote.
YOUR VOTE IS IMPORTANT.
We need your vote before the funds' special meeting is held. If a majority of each fund's outstanding shares do not vote before the scheduled meeting, we will have to hold another meeting, which can be expensive.
The proposals listed on the enclosed yellow proxy card have been carefully reviewed by the fund's Board of Trustees, which is responsible for protecting your interests as a shareholder. The Board believes that these proposals are fair and reasonable, and it recommends that you approve them. VOTING BY MAIL IS QUICK AND EASY. EVERYTHING YOU NEED IS ENCLOSED.
You are entitled to one vote for each share you own. To cast your ballot, simply record your vote on the enclosed proxy card. Be sure to sign the card before mailing it in the postage-paid envelope provided.
If you have any questions before you vote, please call us at 800-544-6666. We'll be glad to help you get your vote in quickly. Thank you for your participation in this important initiative.
Sincerely,
Edward C. Johnson 3d
President
P.S. Your vote is extremely important, no matter how many shares you own.